Exhibit 99
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FOR IMMEDIATE RELEASE November 8, 2006	NEWS Amex — NGS
NATURAL GAS SERVICES GROUP ANNOUNCES A 37% INCREASE IN
TOTAL REVENUES, A 117% INCREASE IN NET INCOME AND A 67%
INCREASE IN DILUTED EARNINGS PER SHARE FOR THE THREE MONTHS
ENDED SEPTEMBER 30, 2006
30% Increase In Total Revenue For The Nine Months Ended September 30, 2006 to $46.2 Million
72% Increase In Net Income For The Nine Months Ended September 30, 2006 to $5.3 Million
MIDLAND, Texas, November 8, 2006 — Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its record financial results for the third quarter and nine months ended September 30, 2006.
Natural Gas Services Group, Inc.

(in thousands of dollars, except				Nine	Nine
per share amounts)	Third Quarter	Third Quarter	Change	Months	Months	Change
	2005	2006		2005	2006

Total Revenues	$12,460	$17,130	37%	$35,532	$46,166	30%
Operating income	$2,207	$3,690	67%	$6,245	$8,655	39%
Net income	$1,091	$2,364	117%	$3,060	$5,268	72%
EPS (Basic)	$0.14	$0.20	43%	$0.43	$0.47	9%
EPS (Diluted)	$0.12	$0.20	67%	$0.37	$0.47	27%
EBITDA	$3,316	$5,634	70%	$9,322	$13,805	48%
Weighted average shares outstanding:
Basic	7,606	11,960		7,078	11,199
Diluted	8,771	12,046		8,213	11,264

Revenue: Total revenue increased from $12.5 million to $17.1 million, or 37%, for the three months ended September 30, 2006, compared to the same period ended September 30, 2005. These gains were the result of a 38% increase in rental revenue and a 46% increase in sales revenue that outweighed the corresponding $401 thousand decline in service and maintenance revenue, coinciding with our strategy to deemphasize this business segment. Total revenue increased from $35.5 million to $46.2 million, or 30% for the nine months ended September 30, 2006 compared to the same period ended September 30, 2005. These results were due to a 45% increase in rental revenue and a 29% increase in sales revenue. Service and maintenance revenue declined by $1.0 million in the comparable nine month period. Total revenues increased approximately 11% from the second quarter of 2006 to the current quarter.
Operating income: Operating income increased from $2.2 million to $3.7 million, or 67%, for the three months ended September 30, 2006, compared to the same period ended September 30, 2005, and increased from $6.2 million to $8.7 million, or 39%, for the nine months ended September 30, 2006 compared to the same period ended September 30, 2005. The higher operating income was driven by strong sales and rental gross margins and higher total revenues for the current quarter. Third quarter gross margins for sales revenues were 23%, while rental revenues experienced a year-to-date high gross margin of 63%. Indirect operating costs, consisting of selling expense, general and administrative expense and depreciation and amortization expense, for the three-month comparable year-over-year periods increased only 14% as compared to a 37% rise in revenue. Sales, general and administrative expenses averaged 8% of revenue for the nine months of 2006 when compared to 10% of revenue in the same nine month period in 2005. Operating income was $3.7 million for the current quarter as compared to $1.9 million in the second quarter of this year, a 93% increase. This increase was due to higher revenues and higher gross margins.
Net Income: Net income for the three months ended September 30, 2006, increased from $1.1 million to $2.4 million, or 117%, compared to the three months ended September 30, 2005. Net income for the nine months ended September 30, 2006, increased from $3.1 million to $5.3 million, or 72%, compared to the same period ended September 30, 2005. These significant gains in both comparative periods were the cumulative result of higher revenues, robust gross margins and positive net interest income. Net income for the three months ended September 2006 grew to a record 14% of total revenue which, at $2.4 million, amounted to more than half of 2005’s full-year net income.
EBITDA: EBITDA (see discussion of EBITDA at the end of this release) increased 70% from $3.3 million for the three months ended September 30, 2005 to $5.6 million for the three months ended September 30, 2006. EBITDA increased 48% from $9.3 million for the nine months ended September 30, 2005 to $13.8 million for the nine months ended September 30, 2006. As a percentage of revenue, EBITDA increased from 27% in the third quarter of 2005 to 33% in the current period and is averaging 30% in the nine month period of 2006 as compared to 26% in the same period a year ago.
Earnings per Share: Earnings per diluted share increased 67% to $0.20 during the three months ended September 30, 2006 as compared to $0.12 during the three months ended September 30, 2005. Comparing the first nine months of 2005 versus 2006, earnings per diluted share grew 27% from $0.37 to $0.47. The growth in earnings per diluted share was achieved in spite of a 37% increase in the number of diluted shares for the comparative three and nine month periods.

Steve Taylor, President and CEO of Natural Gas Services Group, Inc. said, “Despite uneven industry conditions this year characterized by increasing natural gas storage levels and declining natural gas prices, our business again grew to record levels. Our total revenue for the first nine months of this year is already at 94% of 2005’s full-year level, our year-to-date net income easily exceeds all of last years and we have had double digit percentage increases in our major financial indicators. The strength and momentum we continue to demonstrate is a result of our focused strategy, our exceptional execution and our excellent employees.”
The Company has scheduled a conference call Thursday, November 9, 2006 at 9:00 a.m., Central Standard Time, to discuss 2006 Third Quarter and Nine Months Financial Results.
What: Natural Gas Services Group, Inc. 2006 Third Quarter and Nine Months Financial Results Conference Call
When: Thursday, November 9, 2006 at 9:00 a.m. CST
How: Live via phone by dialing 800-624-7038. Code: Natural Gas Services. Participants to the Conference call should call in at least 5 minutes prior to the start time.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc., will lead the call and discuss the Company’s third quarter and nine months financial results.
About Natural Gas Services Group, Inc. (NGS)
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.
For More Information, Contact: Jim Drewitz, Investor Relations
972-355-6070
jdrewitz@comcast.net
Or visit the Company’s website at www.ngsgi.com

“EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of EBITDA to net income is as follows:

	Three months ended		Nine months ended
(in thousands of dollars)	September 30,		September 30,
	2005	2006	2005	2006

EBITDA	$3,316	$5,634	$9,322	$13,805
Adjustments to reconcile EBITDA to net income:
Amortization and depreciation	(1,076)	(1,497)	(3,026)	(4,135)
Interest expense	(508)	(385)	(1,439)	(1,308)
Provision for income taxes	(641)	(1,388)	(1,797)	(3,094)

Net income	$1,091	$2,364	$3,060	$5,268

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to conditions in the natural gas industry, including the demand for natural gas and fluctuations in the price of natural gas; weaknesses in the Company’s internal controls; competition among the various providers of compression services and products; changes in safety, health and environmental regulations; changes in economic or political conditions in the markets in which we operate; failure of our customers to continue to rent equipment after expiration of the primary rental term; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt; future capital requirements and availability of financing; general economic conditions; events similar to September 11, 2001; and fluctuations in interest rates. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, the factors described above and the other factors described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31, 2005	September 30, 2006
		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,271	$2,195
Short-term investments	—	29,205
Trade accounts receivable, net of doubtful accounts	6,192	8,015
Inventory, net of allowance	14,723	17,943
Prepaid expenses and other	456	350

Total current assets	24,642	57,708

Rental equipment, net of accumulated depreciation of $7,598 and $10,139, respectively	41,201	55,695
Property and equipment, net of accumulated depreciation of $2,458 and $3,424, respectively	6,424	6,699
Goodwill, net of accumulated amortization $325	10,039	10,039
Intangibles, net of accumulated amortization of $492 and $737, respectively	3,978	3,732
Other assets	85	166

Total assets	$86,369	$134,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$5,680	$4,844
Line of credit	300	—
Accounts payable and accrued liabilities	5,124	6,991
Deferred income	103	136

Total current liabilities	11,207	11,971

Long-term debt, less current portion	20,225	13,434
Subordinated notes, less current portion	2,000	1,000
Deferred income tax payable	7,247	9,069

Total liabilities	40,679	35,474

Stockholders Equity:
Common stock; 9,022 and 11,968 shares issued and outstanding, respectively	90	120
Additional paid-in capital	34,667	82,244
Retained earnings	10,933	16,201

Total stockholders’ equity	45,690	98,565

Total liabilities and stockholders’ equity	$86,369	$134,039

CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except earnings per share)
(unaudited)

	Three months ended September 30,		Nine Months ended September 30,
	2005	2006	2005	2006
Revenue:
Sales, net	$7,479	$10,880	$22,066	$28,509
Service and maintenance income	610	209	1,770	749
Rental income	4,371	6,041	11,696	16,908

Total revenue	12,460	17,130	35,532	46,166

Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	5,778	8,351	16,977	22,472
Cost of service and maintenance, exclusive of depreciation stated separately below	341	170	1,145	567
Cost of rentals, exclusive of depreciation stated separately below	1,782	2,240	4,539	6,513
Selling expense	269	331	750	958
General and administrative expense	1,007	851	2,850	2,866
Depreciation and amortization	1,076	1,497	3,026	4,135

Total operating costs and expenses	10,253	13,440	29,287	37,511

Operating income	2,207	3,690	6,245	8,655

Other income (expense):
Interest expense	(508)	(385)	(1,439)	(1,308)
Other income (expense)	33	447	51	1,015

Total other income (expense)	(475)	62	(1,388)	(293)

Income before provision for income taxes	1,732	3,752	4,857	8,362
Provision for income taxes	641	1,388	1,797	3,094

Net income	$1,091	$2,364	$3,060	$5,268

Earnings per share:
Basic	$0.14	$0.20	$0.43	$0.47
Diluted	$0.12	$0.20	$0.37	$0.47
Weighted average shares outstanding:
Basic	7,606	11,960	7,078	11,199
Diluted	8,771	12,046	8,213	11,264

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Nine Months Ended September 30,
	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,060	$5,268
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,026	4,135
Deferred taxes	1,700	3,094
Income taxes paid	—	(879)
Employee stock options expensed	—	218
Amortization of debt issuance costs	49	—
Gain on sale of property and equipment	—	(17)
Gross profit from sale of rental equipment	(47)	(1,233)
Changes in current assets and liabilities:
Trade and other receivables	(2,057)	(1,823)
Inventory and work in progress	(5,345)	(3,220)
Prepaid expenses and other	(32)	106
Accounts payable and accrued liabilities	4,180	1,475
Deferred income	(723)	33
Other assets	323	(94)

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,134	7,063

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,107)	(21,583)
Purchase of short-term investments	—	(37,905)
Redemption of short-term investments	—	8,700
Assets acquired, net of cash	(7,584)	—
Proceeds from sale of property and equipment	—	32
Proceeds from sale of rental equipment	239	4,155

NET CASH USED IN INVESTING ACTIVITIES	(20,452)	(46,601)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	20,517	68
Proceeds from line of credit	300	1,375
Repayments of long-term debt	(12,268)	(8,695)
Repayments of line of credit	—	(1,675)
Proceeds from exercise of stock options and warrants	—	226
Proceeds from sale of stock, net of transaction costs	12,813	47,163

NET CASH PROVIDED BY FINANCING ACTIVITIES	21,362	38,462

NET CHANGE IN CASH	5,044	(1,076)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	685	3,271

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,729	$2,195

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$1,396	$1,146
Income taxes paid	$—	$879
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired for issuance of subordinated debt	$3,000	$—
Assets acquired for issuance of common stock	$5,120	$—